                                                                    EXHIBIT 99.1


                             NOTICE TO PARTICIPANTS
                                     IN THE
                           LOCKHEED SALARIED EMPLOYEE
                               SAVINGS PLAN PLUS



Dear Plan Participant:

         The enclosed Joint Proxy Statement/Prospectus has been prepared by Lockheed Corporation ("Lockheed") and Martin Marietta Corporation ("Martin Marietta") in connection with the solicitation of proxies for the Special Meeting of Stockholders of Lockheed to be held on March 15, 1995.

         At the Special Meeting, the stockholders of Lockheed will be asked to approve the combination of the businesses of Lockheed and Martin Marietta and certain matters related to this combination. As a participant in the Lockheed Salaried Employee Savings Plan Plus (the "Plan"), you may instruct the Trustee on voting the shares of Lockheed common stock held in the Plan. If combination is approved, Lockheed and Martin Marietta will become subsidiaries of a new holding company named Lockheed Martin Corporation ("Lockheed Martin"), and the Lockheed common stock held by the Plan will be converted into Lockheed Martin common stock.

         The proposed combination of Lockheed and Martin Marietta is described in the enclosed Joint Proxy Statement/Prospectus. You should carefully read this material and the following explanation of the voting pass-through rules of the Plan and how to complete and return your voting instruction forms.


              TO BE COUNTED, VOTING INSTRUCTIONS MUST BE RECEIVED
                 BY THE TRUSTEE NO LATER THAN 5:00 P.M. PACIFIC
                        STANDARD TIME ON ____ __, 1995.


                          THE TRUSTEE'S RECOMMENDATION

         The Trustee has consulted with its financial advisor and has independently evaluated the proposed combination of Lockheed and Martin Marietta. The Trustee believes that the proposed combination is beneficial to all shareholders of Lockheed, including the Plan, and therefore recommends a vote "FOR" the proposal to approve the combination and "FOR" the proposals to approve the adoption of an omnibus performance award plan and a directors deferred stock plan for Lockheed Martin. However, you are not obligated to follow the Trustee's recommendation, and you should feel free to instruct the Trustee to vote in the manner that you think best.

                 HOW TO COMPLETE YOUR VOTING INSTRUCTION FORMS

         The Plan holds shares of Lockheed common stock which have been allocated to individual participants' accounts (approximately 7.3 million shares), and shares of Lockheed common stock which are not yet allocated to any individual's account (approximately 6.8 million shares). This section explains how you may give voting instructions to the Trustee with respect to both allocated and unallocated shares of common stock.

         Enclosed are two voting instruction forms to be used for giving voting instructions to the Trustee. The plain blue form is for allocated shares, and the blue with black border form is for unallocated shares. The recommendations of the Lockheed Board of Directors with respect to matters to be voted upon at the Special Meeting of Stockholders are printed on these forms. If you want to follow the Board's recommendations on all matters, you can do so by signing, dating and returning both forms in the enclosed postage-paid envelope without checking any of the boxes on the forms.

Your Role as a Named Fiduciary

         Only the Trustee can vote the shares held by the Plan. However, under the terms of the Plan, each participant is designated as a "Named Fiduciary" for voting purposes, and thus you are entitled to instruct the Trustee how to vote (1) all shares allocated to your account, and (2) a proportionate number of unallocated shares based upon the number of ESOP Match Shares currently allocated to your account. By signing, dating, and returning EITHER or BOTH of the voting instruction forms, you are accepting your designation under the Plan as a "Named Fiduciary," and you should therefore exercise your voting rights prudently and in the interest of all Plan participants.

         You may instruct the Trustee to vote for or against any particular matter or to abstain from voting on that matter. If you sign and return a voting instruction form but do not check any boxes on the form, the Trustee will vote the shares in accordance with the Board's recommendations on the voting instruction forms.

         You should sign, date and return both voting instruction forms only if you wish to act as "Named Fiduciary" for both the shares allocated to your account and a portion of the unallocated shares. The following paragraphs explain how the Trustee will vote shares for which you have NOT returned a voting instruction form.

Shares Allocated to Your Account

         The plain blue voting instruction form (the form without a black border) represents your instructions to the Trustee for the shares which have been allocated to your account and which will be voted in accordance with your instructions. You should mark the boxes on the form to indicate your voting instructions to the Trustee, sign and date the instruction form and return it in the envelope that is provided. IF YOU DO NOT SIGN, DATE, AND RETURN BY THE VOTING DEADLINE A VOTING INSTRUCTION FORM WITH RESPECT TO SHARES ALLOCATED TO YOUR ACCOUNT, THE TRUSTEE WILL VOTE THESE SHARES IN FAVOR OF THE COMBINATION OF LOCKHEED AND MARTIN MARIETTA AND IN FAVOR OF ALL OTHER MATTERS RELATED TO THE COMBINATION.

Unallocated Shares

         The blue voting instruction form with the black border represents your instructions to the Trustee for the unallocated shares. All of the unallocated shares will be voted in accordance with voting instruction forms that are timely returned by participants regardless of the number of participants who respond. The minimum number of unallocated shares for which you are entitled to provide instructions will be approximately .92 times the number of ESOP Match Shares shown on the voting instruction form with the black border. You should mark the boxes on this form to indicate your voting instructions to the Trustee with respect to unallocated shares, sign and date the instruction form and return it in the envelope provided.

         If you do not sign and return a black border voting instruction form before the cut-off date, the unallocated shares for which you could have provided instructions will be voted in accordance with the instructions of participants who do return the black border form (not by the exercise of the Trustee's judgment). Accordingly, the exact number of unallocated shares for which you will be entitled to provide instructions cannot be determined until the Trustee has received all timely participant instructions with respect to the unallocated shares.

Voting Deadline

         In order to be assured that your voting instructions to the Trustee will be followed, you must complete, sign, date and return your voting instruction forms to the Trustee no later than 5:00 p.m. Pacific Standard Time on ____, 1995. Please remember to return your instruction forms directly to the Trustee in the enclosed envelope, rather than to Lockheed or any other party.

         If you are also a direct stockholder of Lockheed, you will receive, under separate cover, proxy materials, including a proxy card, which can be used to vote your directly-owned shares of Lockheed common stock. That proxy card cannot be used to direct the voting of shares held in the Plan, which can only be voted by the Trustee in accordance with instructions received from Plan participants, as described above.

Confidentiality

         Your voting instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee, or any of its agents, disclose to Lockheed or any other party how or if you voted. You should feel free to instruct the Trustee to vote in the manner you think is best.

Questions

                 If you have any questions about your voting rights under the Plan, the voting instruction forms, or the secrecy of your vote, please contact the Trustee between the hours of 8:00 am. and 5:00 p.m. Pacific Standard Time at 1-800-441-1800 if you are calling from within California, or 1-800-535-3093 if you are calling from outside California.


                                        U.S. TRUST COMPANY OF CALIFORNIA, N.A.


_________________, 1995